                             SUBSCRIPTION AGREEMENT

          SUBSCRIPTION AGREEMENT, dated as of July 1, 1996, between ARM FINANCIAL GROUP, INC., a Delaware corporation (the "Company"), and WARREN FOSS (the "Purchaser").

          WHEREAS, the Company is authorized by its Certificate of Incorporation (the "Certificate of Incorporation") to issue 27,280 shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"); and

          WHEREAS, the Company and the Purchaser desire to provide for the subscription for and purchase of 21 shares of Common Stock by the Purchaser (the "Subscription Shares") for an aggregate purchase price of $152,880.00;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Agreement" means this Subscription Agreement, dated as of July 1, 1996, and the Schedules hereto, and all amendments hereto made in accordance with the provisions of Section 5.02.

          "Certificate of Incorporation" has the meaning specified in the recitals to this Agreement.

          "Closing" and "Closing Date" have the meanings specified in Section 2.02.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" has the meaning specified in the recitals to this Agreement.

          "Company" has the meaning specified in the preamble to this Agreement.

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                                       2


          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

          "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "Lien" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "Management Options" means the options issued (or reserved for issuance) to the employees of the Company entitling such employees to purchase, in the aggregate, 3,445 shares of Common Stock.

          "Material Adverse Effect" means any circumstance, change in or effect on the Company that, individually or in the aggregate with any other circumstances, changes in or effects on the Company: (a) is, or would be, materially adverse to the business, operations, assets or liabilities, property, results of operations or the condition (financial or otherwise) of the Company or (b) would materially adversely affect the ability of the Company to operate or conduct its business in the manner in which it is currently operated or conducted.

          "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          "Purchaser" has the meaning specified in the preamble to this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

          "Stockholders' Agreement" means the Amended and Restated Stockholders' Agreement of the Company, dated as of June 14, 1995, as amended by Amendment
No. 1 thereto, dated as of the date hereof.

          "Subscription Shares" has the meaning specified in the recitals to this Agreement.

          "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary

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voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time directly or indirectly owned by such Person.

                                   ARTICLE II

                  PURCHASE AND SALE OF THE SUBSCRIPTION SHARES

          SECTION 2.01. Purchase of the Subscription Shares. Upon the basis of the representations and warranties of the Purchaser contained herein, the Company agrees to issue and sell to the Purchaser and the Purchaser, upon the basis of the representations and warranties of the Company contained herein, agrees to purchase from the Company, the Subscription Shares, at a price of $7,280.00 per share, for an aggregate purchase price, in cash, of $152,880.00.

          SECTION 2.02. The Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the purchase and sale provided for in
Section 2.01 shall take place on the date of execution and delivery of this Agreement (the "Closing Date").

          SECTION 2.03. Delivery. At the Closing, the Company shall deliver to the Purchaser, against payment of the purchase price therefor by wire transfer in immediately available funds to the Company's bank account at Bank One Kentucky, ABA no. 083000137, account no. 00049271, or by certified or bank check, certificates evidencing the Subscription Shares in definitive form and registered in the name of the Purchaser.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchaser as follows:

          SECTION 3.01. Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so 1icensed, qualified or in good standing would not have a Material Adverse Effect.

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                                       4


          SECTION 3.02. Authorization; Noncontravention. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company, and do not contravene or constitute a default under (i) any provision of applicable law or regulation,
(ii) the Certificate of Incorporation or by-laws of the Company or (iii) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company, or result in the creation or imposition of any Lien on any asset of the Company or on the Subscription Shares.

          SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, exemption, authorization or other action by, or material filing with or notification to, any Governmental Authority.

          SECTION 3.04. SEC Reports. The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995 and the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1996 have been filed with the Commission and such Annual Report and Quarterly Report did not at the respective times they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 3.05. Litigation. There are no claims, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its assets or properties, before any Governmental Authority which, if adversely determined, would have a Material Adverse Effect. Neither the Company nor any of its assets or properties is subject to any order, writ, judgment, injunction, decree, determination or award which has or is reasonably likely to have a Material Adverse Effect.

          SECTION 3.06. Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Material Adverse Effect.

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                                       5


          SECTION 3.07. Binding Effect. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          SECTION 3.08. Capitalization. The Subscription Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and free and clear of any Lien or other right or claim, other than the Liens created by the Stockholders' Agreement. The issuance of the Subscription Shares will not be subject to preemptive or similar rights. The authorized capital stock of the Company consists of (i) 27,280 shares of Common Stock, of which, immediately prior to the Closing, 23,775 were outstanding, (ii) 1,080 shares of Class B Common Stock, par value $.01 per share, of which, immediately prior to the Closing, 1,000 were outstanding, and (iii) 2,300,100 shares of preferred stock, par value $.01 per share, of which, immediately, prior to the Closing, 2,000,000 were outstanding. Immediately following the Closing, the Company will have outstanding no shares of capital stock, other than the Subscription Shares and the shares specified in the preceding sentence, and no securities convertible into or exchangeable for, or options or other rights to acquire from the Company (other than the Management Options), or other obligations of the Company to issue, directly or indirectly, any shares of capital stock of the Company.

          SECTION 3.09. Investment Company. The Company is not, and after giving effect to the issuance of the Subscription Shares pursuant to this Agreement will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.10. Solicitation. (a) No form of general solicitation or general advertising was used by the Company, or, to the best knowledge of the Company, any other Person acting on its behalf, in respect of the Subscription Shares or in connection with the offer and sale of the Subscription Shares.

          (b) Assuming the accuracy of the Purchaser's representations and warranties contained in Article IV, the sale and issuance of the Subscription Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

          SECTION 3.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon the arrangements made by or on behalf of the Company.

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                                       6


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Company as follows:

          SECTION 4.01. Capacity. The Purchaser has the requisite legal capacity to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby.

          SECTION 4.02. Binding Effect. This Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          SECTION 4.03. Private Placement. (a) The Purchaser understands that
(i) the offering and sale of the Subscription Shares hereunder are intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and (ii) there is no existing public or other market for the Subscription Shares and there can be no assurance that the Purchaser will be able to sell or dispose of the Subscription Shares.

          (b) The Subscription Shares are being acquired for his own account and without a view to the public distribution of the Subscription Shares or any interest therein.

          (c) The Purchaser is an "accredited investor" as such term is defined in Regulation D, as amended, under the Securities Act.

          (d) The Purchaser is not a broker-dealer subject to Regulation T of the Federal Reserve Board.

          (e) The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his investment in the Subscription Shares, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of his investment in the Subscription Shares.

          (f) The Purchaser has been given the opportunity to ask questions of, and receive answers from, the Company concerning the Company, the Subscription Shares and other related matters and to obtain any additional information which he or his representatives deem necessary. The Purchaser further represents and warrants to the Company that the Company has made available to the Purchaser or his agents all documents and information requested by or on behalf of the Purchaser relating to an investment in the Subscription Shares. In evaluating the suitability of an investment in the Subscription Shares, the

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                                       7


Purchaser has not relied upon any other representations or other information (whether oral or written) made by or on behalf of the Company other than as contemplated by the two preceding sentences and Article III.

                                    ARTICLE V

                                  MISCELLANEOUS

          SECTION 5.01. Communications. All notices, requests, claims, demands and other communications provided for herein shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by certified or registered mail, return receipt requested, postage prepaid, addressed in the manner set forth below (or in such other manner as shall be specified in a notice given in accordance with this Section 5.01):

        (i)    if to the Company:

               ARM Financial Group, Inc.
               239 S. Fifth Street, 12th Floor
               Louisville, Kentucky 40202
               Telecopy:  (502) 582-7903
               Attention: Co-Chief Executive Officers

               with copies to:

               Morgan & Stanley & Co. Incorporated
               1221 Avenue of the Americas, 33rd Floor
               New York, NY 10020
               Telecopy:  (212) 703-7951
               Attention: David R. Ramsay

               and:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York 10022
               Telecopy:  (212) 848-7179
               Attention: Christopher D. Dillon, Esq.

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                                       8


        (ii)   if to the Purchaser:

               c/o ARM Financial Group, Inc.
               239 S. Fifth Street, 12th Floor
               Louisville, Kentucky 40202
               Telecopy:  (502) 582-7903
               Attention: Secretary

          SECTION 5.02. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and by the Purchaser.

          SECTION 5.03. Survival of Provisions. The representations, warranties, covenants and agreements contained in this Agreement shall not survive beyond the Closing. This Section 5.03 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Closing. Without limiting the generality of the previous sentence, Section 5.04 shall survive beyond the Closing.

          SECTION 5.04. Expenses: Documentary Taxes. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, the Company shall not be responsible for any transfer taxes in connection with the transfer of any Subscription Shares by the Purchaser or any taxes or costs arising under Section 4975 of the Internal Revenue Code of 1986, as amended.

          SECTION 5.05. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 5.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated

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                                       9


hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 5.07. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the written consent of the other party hereto.

          SECTION 5.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 5.09. Governing Law. This Agreement shall be governed by the laws of the State of New York.

          SECTION 5.10. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          SECTION 5.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, relating to the subject matter hereof.

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                                       10


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.


                                 ARM FINANCIAL GROUP, INC.


                                 By /s/ John Franco
                                    -----------------------------
                                    Name:  John Franco
                                    Title: Co-Chief Executive Officer


                                 By /s/ Martin H. Ruby
                                    -----------------------------
                                    Name:  Martin H. Ruby
                                    Title: Co-Chief Executive Officer




                                -------------------------------
                                 Warren Foss

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                                       10


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.


                                 ARM FINANCIAL GROUP, INC.


                                 By
                                   ---------------------------------
                                    Name:  John Franco
                                    Title: Co-Chief Executive Officer


                                 By
                                   ---------------------------------
                                    Name:  Martin H. Ruby
                                    Title: Co-Chief Executive Officer



                          7/1/96 /s/ Warren Foss
                                 ------------------------------------
                                 Warren Foss